UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 28, 2022

Randolph Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	001-37780	81-1844402
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number

2 Batterymarch Park, Suite 301, Quincy, MA 02169

(Address of principal executive offices)

(781) 963-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RNDB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Merger Agreement

On March 28, 2022, Randolph Bancorp, Inc. (“Randolph”) entered into an Agreement and Plan of Merger (the "Merger Agreement") with Hometown Financial Group, MHC (the “MHC”), Hometown Financial Group, Inc. (“Hometown”), and Hometown Financial Acquisition Corp. (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Randolph, with Randolph as the surviving corporation (the “Merger”). Immediately after the Merger, Randolph will be merged with and into Hometown as the surviving corporation (the “Second Step Merger”). Immediately following the Second Step Merger, Envision Bank, a wholly-owned subsidiary of Randolph, shall merge with and into Abington Bank, the wholly-owned subsidiary of Hometown, with Abington Bank as the surviving entity.

Pursuant to the terms of the Merger Agreement, at the Effective Time of the Merger, Randolph shareholders will receive $27.00 in cash for each share of Randolph common stock. In addition, Hometown will add at least one Randolph director to the Hometown and Abington Bank Boards of Directors.

The Merger Agreement contains customary representations, warranties and covenants of MHC, Hometown, Merger Sub, and Randolph, including covenants by Randolph to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the consummation of the Merger and not to engage in certain kinds of transactions during such period, including the suspension of the declaration of regular quarterly dividends until November 15, 2022. Randolph has also agreed not to solicit proposals relating to alternative business combination transactions or, subject to certain exceptions that permit Randolph’s Board of Directors to comply with its fiduciary duties, enter into discussions concerning, or furnish information in connection with, any proposals for alternative business combination transactions.

The Merger Agreement provides each of Hometown and Randolph with specified termination rights. If the Merger is not consummated under specified circumstances, including if Randolph terminates the Merger Agreement for a Superior Proposal (as defined in the Merger Agreement), Randolph has agreed to pay Hometown a termination fee in the amount of $5.75 million.

The consummation of the Merger is subject to customary closing conditions, including the receipt of regulatory approvals and approval by Randolph’s shareholders. The Merger is currently expected to be completed in the fourth quarter of 2022.

The Merger Agreement has been unanimously approved by the Boards of Directors of each of Hometown and Randolph.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and the terms of which are incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Randolph, MHC, Hometown, or Merger Sub. The Merger Agreement contains customary representations, warranties and covenants that the parties made to each other as of specific dates. The assertions embodied in those representations, warranties and covenants were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and may have been used to allocate risk between the parties rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Randolph’s public disclosures. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

Voting Agreement

Simultaneously with the execution of the Merger Agreement, the members of Randolph’s Board of Directors and the executive officers of Randolph have entered into voting agreements with Hometown (collectively, the “Voting Agreements”) pursuant to which such individuals have agreed, among other things, to vote their respective shares of Randolph common stock in favor of the approval of the Merger Agreement at a special meeting of Randolph’s shareholders to be held for the purpose of approving the Merger Agreement.

The persons signing the Voting Agreements currently beneficially own an aggregate of approximately 7.65% of Randolph’s outstanding common stock. The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Voting Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward-Looking Statements

This report may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to expectations concerning matters that are not historical facts. Accordingly, statements that are based on management’s projections, estimates, assumptions, and judgments constitute forward-looking statements. These forward looking statements, which are based on various assumptions (some of which are beyond the Randolph’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology such as “believe,” “expect,” “estimate,” “anticipate,” “continue,” “plan,” “view,” “approximately,” “intend,” “objective,” “goal,” “project,” or other similar terms or variations on those terms, or the future or conditional verbs, such as “will,” “may,” “should,” “could,” and “would.”

Such forward-looking statements reflect our current views and expectations based largely on information currently available to our management, and on our current expectations, assumptions, plans, estimates, judgments, and projections about our business and our industry, and they involve inherent risks and uncertainties. Although Randolph believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors. Accordingly, Randolph cannot give you any assurance that our expectations will in fact occur or that our estimates or assumptions will be correct. Randolph cautions you that actual results could differ materially from those expressed or implied by such forward-looking statements as a result of, among other factors, failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company); failure to obtain shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all or other delays in completing the merger; the reputational risks and the reaction of Randolph’s customers to the transaction; ongoing disruptions due to the COVID-19 pandemic; changes in employment levels and other general business and economic conditions on a national basis and in the local markets in which Randolph operates and which adversely affect borrowers’ ability to service and repay our loans; changes in interest rates; competitive pressures from other financial institutions; changes in customer behavior; the possibility that future credit losses, loan defaults and charge-off rates are higher than expected due to changes in economic assumptions or adverse economic developments; changes in the value of securities and other assets, adequacy of loan loss reserves, or deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity breaches, fraud, natural disasters and future pandemics; increasing government regulation; the risk that we may not be successful in the implementation of our business strategy; the risk that intangibles recorded in Randolph’s financial statements will become impaired; and changes in assumptions used in making such forward-looking statements. These forward-looking statements speak only as of the date of this report and Randolph does not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed merger, Randolph will file a proxy statement with the SEC. Hometown will also file relevant materials in connection with its proposed acquisition of Randolph. Shareholders of Randolph are urged to read the proxy statement and other relevant documents and any amendments or supplements to those documents, because they will contain important information which should be considered before making any decision regarding the transaction. A free copy of the proxy statement, as well as other filings containing information about Randolph and Hometown, when they become available, may be obtained at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement may also be obtained, free of charge, from Randolph’s website at www.RandolphBancorp.com under the “SEC Filings” tab or by directing a request to:

Randolph Bancorp, Inc.

2 Batterymarch Park, Suite 301

Quincy, MA 02169

Attention: Lauren Messmore, Executive Vice President and CFO

Certain Information Regarding Participants

Randolph and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies of Randolph shareholders in connection with the proposed transaction. You can find information about Randolph’s executive officers and directors in the materials filed by Randolph with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction and a description of their direct and indirect interests, by security holdings or otherwise, may be obtained by reading the proxy statement filed by Randolph with the SEC on April 9, 2021 and other relevant documents regarding the proposed merger to be filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.

Item 8.01. Other Events

On March 28, 2022, Randolph and Hometown issued a joint press release announcing that they had entered into the Merger Agreement. A copy of the joint press release is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

Number	Description

2.1	Agreement and Plan of Merger dated as of March 28, 2022 by and among, Hometown Financial Group, MHC, Hometown Financial Group, Inc., Hometown Financial Acquisition Corp., and Randolph Bancorp, Inc. *
99.1	Form of Voting Agreement
99.2	Joint Press Release dated March 28, 2022
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Randolph hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission (“SEC”); provided, however, that Randolph may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Randolph Bancorp, Inc.

By:	/s/ William M. Parent
William M. Parent
President and Chief Executive Officer

Date:    March 28, 2022